Exhibit 99.1

Press Release

BALDOR ELECTRIC COMPANY ANNOUNCES APPROVAL OF CREDIT AGREEMENT AMENDMENT

Fort Smith, Arkansas - April 1, 2009 –Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, mechanical power transmission products, drives, and generators. Baldor announced today that it has reached an agreement with its lenders to amend its credit agreement effective March 31, 2009.

“We have been in compliance with all of our financial covenants since the credit agreement was initiated on January 31, 2007, and since that time we have reduced our debt by $225 million. However, given the uncertain economic conditions, we believe the right thing to do is to proactively amend our agreement today,” said John McFarland, Chairman and CEO. “Obtaining sufficient cushion under our covenants gives us flexibility to manage our business and take care of our customers for the long-term.”

The amendment relaxes both the total leverage and senior secured leverage ratios. Pricing on the term loan increased to LIBOR plus 3.25% (from LIBOR plus 1.75% currently), and a 2.0% LIBOR floor was added. The company paid a 0.75% amendment fee on the sum of the revolving credit commitment and outstanding term loan.

The total leverage ratio covenant was amended as follows:

Period	Prior to the Amendment	As Amended
Effective June 30, 2009	4.25	5.25
Effective December 31, 2009	3.75	5.25
Effective December 31, 2010	3.00	5.00
Effective March 31, 2011	3.00	4.75
Effective June 30, 2011	3.00	4.50
Effective March 31, 2012	3.00	3.50
And at all times thereafter

The entire amendment can be found in the Form 8-K filed with the Securities and Exchange Commission today.

For more information about Baldor, please contact:

Baldor Electric Company

Tracy Long, Vice President Investor Relations

479-648-5769

SOURCE Baldor Electric Company BEZ-G3

BALDOR ELECTRIC COMPANY

P.O. Box 2400 • Fort Smith, Arkansas 72902-2400 • (479) 646-4711 • www.baldor.com